Exhibit 99.1

PRESS RELEASE

Travelport Appoints Stephen Shurrock as Chief Commercial Officer

Langley, UK – October 27, 2015: Travelport (TVPT), a leading Travel Commerce Platform, announces the appointment of Stephen Shurrock as Executive Vice President and Chief Commercial Officer, replacing Kurt Ekert who leaves the company at the end of the year, as the position relocates to the UK. Stephen joins Travelport from Telefonica, one of the largest telecommunications companies in the world, where he is currently CEO of its Consumer Division, responsible for both the consumer business and digital divisions globally. Stephen’s appointment will become effective on January 4, 2016.

As Chief Commercial Officer, Stephen will lead Travelport’s customer-focussed teams in Air, Agency, Hospitality and Digital Media around the world, as well as having global responsibility for customer engagement, product strategy, marketing and market research. Based in Travelport’s global headquarters in Langley, UK, Stephen will report directly into President and CEO, Gordon Wilson.

Gordon Wilson, President and CEO for Travelport, said:

"Stephen is a highly talented and customer-centric leader with an impressive global track record of delivering commercial results. In particular, he has successfully led the businesses he has been involved in through considerable positive commercial change as the telecommunications industry has pivoted a number of times in terms of its value and service proposition. As Travelport continues in its mission to redefine travel commerce, which includes further evolving our value proposition, moving into new digital services, and offering a more holistic set of IT driven solutions to our customers, Stephen will bring a new and accretive dimension to our future business growth. I am delighted that we have been able to attract an executive of his calibre to our senior team.

I would also like to thank Kurt for his tremendous service and significant contribution to Travelport over a number of years. His tenure as Chief Commercial Officer has seen the company through a critical initial period of transformation. He has been a tireless champion of our business to our client base, and he leaves us in a good position from which to build further our commercial operations. He has also been a great colleague and goes with all our best wishes and support for his future endeavours.”

Stephen Shurrock added:

“I am excited to be joining a business that is leading both innovation and change in its industry. At a time when Travelport is strengthening its portfolio of products and services, I believe there is a great opportunity to bring approaches and strategic thinking from related industries and apply them to airline merchandising, hotel distribution, mobile travel commerce and B2B payments. I look forward to joining the team in the New Year.”

Stephen will join Travelport in January from Telefonica, where he currently manages the global Consumer Division. His prior roles with Telefonica include CEO of O2 Ireland and CEO of Telefonica’s New Digital Business and Innovation division where Stephen was responsible for establishing and running digital businesses to take advantage of new growth markets in security, advertising, financial services, over the top content and big data. Before joining Telefonica/O2 in 2001, Stephen was CFO of UK-based web portal Excite.

Stephen has also held board positions for Telefonica Digital, San Francisco-based Tokbox, and Axonix, the specialist RTB mobile ad exchange. He has also held a non-executive director role at Monitise PLC and continues to be a non-executive director for Travelodge UK.

~ENDS~

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the global travel and tourism industry.  With a presence in over 170 countries, over 3,500 employees and 2014 net revenue of over $2.1 billion, Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, U.K.  The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Media contact:

Kate Aldridge, Vice President, Corporate Communications,

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com